Principal Global Investors, LLC 711 High Street Des Moines, Iowa 50392
May 3, 2021

State Street Global Services
Channel Center
1 Iron Street
Boston, MA 02210
Attention: Dave Whelan, Vice President

Re: PRINCIPAL EXCHANGE-TRADED FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as Principal International Adaptive Multi-Factor ETF, Principal U.S. Large-Cap Adaptive Multi-Factor ETF, and Principal U.S. Small-Cap Adaptive Multi-Factor ETF (each a "Portfolio" and collectively, the "Portfolios").

In accordance with Section 20.5, the Additional Portfolios provision, of the Custodian Agreement dated as of May 21, 2015, as amended, modified, or supplemented from time to time (the "Agreement"), by and among each registered investment company party thereto, and State Street Bank and Trust Company (''State Street"), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

PRINCIPAL EXCHANGE-TRADED FUNDS
on behalf of:
PRINCIPAL INTERNATIONAL ADAPTIVE MULTI-FACTOR ETF
PRINCIPAL U.S. LARGE-CAP ADAPTIVE MULTI-FACTOR ETF
PRINCIPAL U.S. SMALL-CAP ADAPTIVE MULTI-FACTOR ETF

By:	/s/ Sara Reece
Name:	Sara Reece
Title:	Vice President and Controller

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ David Whelan
Name:	David Whelan
Title:	Vice President

Effective Date: May 5, 2021